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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 12, 1999 (except for Note 13, as to which the date is May __, 1999), in the Pre-Effective Amendment No. 1 to Registration Statement (Form S-1 No. 333-74439) and related prospectus of The Pietrafesa Corporation for the registration of 000,000 shares of its commons stock.



                                                          Ernst & Young LLP


Syracuse, New York


The foregoing consent is in the form that will be signed upon the completion of the acquisitions, public offering and restatement of capital accounts described in Note 13 to the financial statements.


                                                          /s/ Ernst & Young LLP


Syracuse, New York
May 28, 1999